Exhibit 19.2 DIRECTORS, OFFICERS & KEY EMPLOYEES INSIDER TRADING POLICY POLICY PRINCIPLE: The Company wishes to facilitate compliance by directors, executive officers and certain key employees ("Insiders") with securities laws and regulations pertaining to trades in Materion Corporation securities. Preventive procedures minimize the possibility of a violation of the securities laws. PRACTICE AND IMPLEMENTATION: Insiders should limit both sales and purchases of Company securities to the periods beginning on the second full business day following the press release announcement of annual and quarterly results and ending on the first day of the third month of the quarter immediately following the year or quarter, as applicable, covered by such announcement. At the Company’s discretion, the opening of the trading window may be deferred due to the existence of material non-public information. In addition, each proposed transaction must be cleared in advance with the Treasurer or Chief Executive Officer. Transactions outside these “window” periods may be made pursuant to a pre-arranged trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) without further Company approval if the plan is entered into at a time when the Insider is not aware of material non-public information and the plan has been cleared by the General Counsel or the Chief Financial Officer. If sales or purchases of Company securities by Insiders are not permitted during a window period because of the possible existence of material non-public information, the General Counsel may authorize Insider transactions in Company securities for a specified period other than a window period, but only if, in his judgment, no material non-public information is in the possession of Insiders during such period. Pre-clearance will help prevent an Insider from buying or selling Company securities when the insider or others at the Company are in possession of material non-public information. Examples of non-public information that might be deemed material include dividend increases and decreases, earnings estimates, changes in previously announced earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in business, a significant acquisition proposal or agreement, unusual borrowings or securities offerings, major litigation, liquidity problems, extraordinary management developments or purchases or sales of substantial assets. Buying or selling securities while in possession of material non-public information, regardless of whether the transaction would have taken place even if one did not possess undisclosed material information, may give rise to a variety of individual or derivative civil claims as well as to SEC injunctive action and, in some circumstances, criminal penalties. These civil and criminal penalties apply both to transactions in Materion Corporation securities and in securities of other public companies about which the Insider possesses material non-public information, such as our customers and suppliers. The Insider Trading and Securities Fraud Enforcement Act of 1988 provides for penalties for individual offenders of up to three times the profit gained in the transaction.

This policy is applicable to the exercise of stock appreciation rights (“SARs”) settled in stock and to the sale of stock after exercise of a SAR or stock option, but may not apply to the exercise of an option alone in circumstances approved by the General Counsel or Chief Financial Officer. This policy also applies to any election made under the Savings and Investment Plan unless the Insider is advised to the contrary. The foregoing procedures also apply to the spouse, children or other members of the household of an Insider. NO HEDGING: In addition to the types of transactions specified above, Insiders are prohibited from purchasing any other financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. NO PLEDGING, SELLING SHORT OR LOANING: Insiders are prohibited from holding Company securities in a margin account and pledging Company securities as collateral. Insiders are also prohibited from selling short any Company securities or loaning Company securities to any short seller or otherwise. NO TIPPING: Insiders are also reminded of their obligation to maintain confidentiality of material non-public information about the Company or any other public company about which the Insider possesses material non-public information. Telling another person (“tipping”) who then trades in the securities can result in prosecution of both people. TRADING BANS: From time to time, the Company, through the General Counsel, may close trading during a window period in the light of developments that could involve material non-public information. In these situations, the Treasurer will notify particular individuals that they should not engage in trading of Company securities (except as permitted under pre-arranged trading plans pursuant to Rule 10b5-1 under the Exchange Act) and should not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the General Counsel gives notice that the ban has been lifted. PROCEDURAL RESPONSIBILITY: The General Counsel is responsible for monitoring compliance and providing a schedule of allowable trade dates, subject to preclearance, to all Insiders.